SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : December 31, 2011

Commission File No. 333-136643

ONE BIO, CORP.
(Exact name of registrant as specified in its charter)

Florida	59-3656663
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 100, Aventura, FL 33180

 (Address of principal executive offices)

305-328-8662
--------------------------------------
(Issuer  telephone number)

(Former Name and Address)

Item 2.01  Completion of Acquisition or Disposition of Assets.

As previously reported in the current report on Form 8-K filed by ONE Bio, Corp. (“Company” or “ONE”) with the SEC on September 9, 2009, on September 3, 2009,  the Company acquired 3,990 shares of common stock (the "TFS Shares"), of Trade Finance Solutions Inc., an Ontario corporation (“TFS”), pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”) by and among the Company, TFS and the stockholders of TFS (the “Stockholders”) for a total consideration of $1,279,914 (the “Cash Purchase Price”) and 17,066 shares of common stock of the Company (the “Equity Consideration”).

Effective December 31, 2011, the Company entered into and consummated transactions pursuant to an Assignment Agreement substantially in the form of Exhibit 10.1 annexed hereto (the “Assignment Agreement”) whereby the Company assigned to Global Fund Holdings, Corp., an Ontario corporation (the “Assignee”), the TFS Shares and the Share Purchase Agreement and all of the obligations thereunder, including, but not limited to, the Company’s obligation to pay the Cash Purchase Price and Equity Consideration (the “Assignment”). In consideration of the Assignment, the Assignee assumed and agreed to perform all covenants, agreements, and undertakings of the Company which either have not yet been performed by the Company or those arising under the Share Purchase Agreement after the date of the Assignment.

Effective December 31, 2011, the Company also entered into a Waiver and Consent agreement with the Stockholders substantially in the form of Exhibit 10.2 annexed hereto, whereby the Stockholders have consented to the Assignment.

Item 9.01  Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.  Description

10.1	Assignment Agreement dated as of December 31, 2011, by and among ONE Bio, Corp., Global Fund Holdings, Corp. and Trade Finance Solutions Inc.

10.2
Waiver and Consent Agreement dated as of December 31, 2011, by and among ONE Bio, Corp., Melanie Kerekes, Jim Oattes, Tomas Anleo Gonzales, Vern Ralphs, Steve McDonald, Peter Cook, and Michael Weingarten.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONE Bio, Corp.

January 27, 2012	By:	/s/ Marius Silvasan
Marius Silvasan
Chief Executive Officer and Director

January 27, 2012	By:	/s/ Cris Neely
Cris Neely
Chief Financial Officer and Director